FOR IMMEDIATE RELEASE

Contact: Marshall Murphy
(469) 549-3005

NATIONSTAR MORTGAGE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

•	2013 GAAP EPS of $2.40 on net income of $217 million

•	2013 pro forma EPS of $3.20 on pro forma net income of $289 million

•	Ending servicing portfolio UPB of $391 billion

•	2013 servicing portfolio growth of 88% with successful completion of BofA boarding

•	Q4 2013 servicing operating profitability exceeded 6 basis points

•	Originations: Funded volume of $24 billion in 2013; Year-over-year growth of 204%

•	Solutionstar: $185 million and $67 million in revenue and pretax income, respectively in its first full year

•	2013 return on equity of 25%

Lewisville, TX (February 27, 2014) – Nationstar Mortgage Holdings Inc. (NYSE:NSM) (“Nationstar”), a leading residential mortgage loan servicer, today reported that net income for the year ended December 31, 2013 increased 6% to $217 million, or $2.40 per share, from $205 million in 2012, or $2.40 per share. The net loss in the fourth quarter 2013 was $51 million, or $(0.56) per share compared to net income of $64 million, or $0.71 per share, in the fourth quarter 2012.

Pro forma 2013 EPS was $3.20, after adjusting for $67 million in platform ramp related to the previously announced servicing acquisition from Bank of America (“BofA”) and $51 million in other one-time expenses. Pro forma 2013 EPS was up 44% in comparison to 2012 pro forma EPS of $2.23. Pro forma Q4’13 EPS was $(0.23), after adjusting for one-time expenses. Pro forma Q4’13 EPS was down in comparison to Q4’12 pro forma EPS of $0.65. Nationstar's return on equity for 2013 was 25%.

On a Non-GAAP basis, adjusted EBITDA (“AEBITDA”) for operating segments grew 35% to $617 million, or $6.83 per share, in 2013 versus $456 million, or $5.34 per share, in 2012. Fourth quarter 2013 AEBITDA was $25 million, or $0.28 per share, down from $155 million, or $1.72 per share, in fourth quarter 2012.

“I am very proud of what Nationstar was able to accomplish in 2013,” said Jay Bray, Chief Executive Officer of Nationstar. “We achieved strong growth in our servicing portfolio and originations volume. We realized this growth while helping consumers with over 108,000 workouts and approximately 62,000 HARP refinancings. Nationstar delivered increased profitability and a healthy return on equity for our shareholders. In 2014, we continue to focus on delivering earnings growth and attractive returns to our shareholders as we expand our fee-based real estate services platform. We are confident that we have the right culture, processes and infrastructure in place to serve our various stakeholders in 2014 and beyond.”
Chief Financial Officer David Hisey said, “Nationstar delivered both impressive volume and top-line growth in 2013. We expect in 2014 to enjoy the benefits of our substantial internal investments in infrastructure and efficiency improvements over the last year. Within servicing, we will look to increase profitability as we drive down our cost per loan, delinquencies, and vendor spend. We will continue to grow our Solutionstar business with organic volume growth at Nationstar and third-party business along with fee-based services acquisitions that meet our return thresholds. Although origination margins came under pressure in the fourth quarter, our current originations are profitable and we are confident this business will continue to be profitable in 2014 with its more focused footprint.”

2014 GUIDANCE CONFIRMED: AEBITDA and EARNINGS PER SHARE

2014
AEBITDA per Share	$13.50 - 15.00
Earnings per Share	$4.50 - 6.00

Fourth Quarter and Full Year 2013 Business Highlights

Servicing
Servicing fee income, before fair value adjustments, increased 77% to $312 million in fourth quarter 2013 compared to $176 million in the quarter a year ago. Servicing fee income before fair value adjustments was $1.2 billion in 2013, up 114% compared to $541 million in 2012. Servicing fee income of $292 million in the fourth quarter was up 101% year-over-year. Full year servicing fee income was $1.1 billion, up 147% compared to 2012.

Nationstar’s portfolio UPB grew 88% year-over-year to end 2013 at $391 billion. The average portfolio UPB for the fourth quarter and full year 2013 were $383 billion and $299 billion, respectively.

The pipeline of bulk and flow MSR acquisition opportunities remains strong at over $350 billion in aggregate UPB. Nationstar's existing flow agreements are expected to produce approximately $20 billion of UPB in annual volume.

The fair value of mortgage servicing rights, net of changes in excess spread financing, decreased in the current quarter by $19.1 million and $14.9 million in the current year. The fourth quarter 2013 net decrease is comprised of $68.3 million in portfolio runoff and $49.2 million in fair-value mark to market adjustments, net of changes in the excess spread financing. The full year 2013 net decrease is comprised of $221.6 million in portfolio runoff net of an increase of $206.7 million in fair-value mark to market adjustments, net of changes in the excess spread financing.

Servicing pretax income increased to $75 million compared to $15 million in the year-ago quarter. Servicing pretax margin was 19% in the current quarter. Full year 2013 servicing pretax income was $332 million, up from $35 million in 2012.

Servicing pretax income in the current quarter includes $37 million in one-time expenses from previously announced restructuring initiatives and transaction related expenses. Servicing pretax income before one-time expenses and fair value adjustments as a percentage of UPB was 6 basis points, an increase from 1 basis point in the third quarter 2012.

Servicing AEBITDA increased 118% in the current quarter to $146 million compared to $67 million in the fourth quarter 2012. Servicing AEBITDA margin was 38% in the current quarter. Full year 2013 servicing AEBITDA was $496 million, up 174% from 2012.

Nationstar’s 60 plus day delinquency rate decreased to 11.9% of UPB at the end of 2013, down from 14.1% the same time a year ago. Nationstar's servicing portfolio CPR decreased to 14.8% at the end of 2013, down from 15.7% the same time a year ago. Nationstar replaced over 200% of run-off in the quarter with originations as well as flow and bulk acquisitions.

Solutionstar Update: The Solutionstar business’ property sale unit managed the sale over 2,500 homes in Q4 2013, and expects to expand the property sale management business to over 20,000 sales in 2014. The number of properties under management is expected to increase over the course of 2014 as a result of the successful closing of the private-label MSR portfolio acquisitions from Bank of America.

Solutionstar generated over $64 million in revenue in the fourth quarter 2013, up from $51 million in the prior quarter. Solutionstar generated $29 million in pretax income in the fourth quarter 2013, representing a 45% margin. In Solutionstar's first year of operation, it generated $185 million and $67 million in revenue and pretax income respectively.

2

Origination
The interest rate volatility in the third quarter 2013 continued into the fourth quarter 2013, placing downward pressure on refinance activity, the application pipeline and gain-on-sale margins.

In 2014, Nationstar is focusing on its core consumer-direct origination channel, reducing turn-times and increasing profitability. In preparation, Nationstar reduced its application and lock volumes the fourth quarter 2013 as we retooled the platform to improve efficiencies and the customer experience. At quarter end, the total application pipeline was $5.0 billion and the locked pipeline was $4.0 billion. The recapture rate was 49% in fourth quarter 2013, with a year-to-date average of 47%.

Nationstar funded $5.5 billion in fourth quarter 2013 providing a source of quality, long-term servicing assets. Volume from the consumer-direct channel, including recapture and Greenlight, was $4.4 billion, and correspondent volume was $0.6 billion. Volume from our divested wholesale channel was $0.4 billion. Nationstar funded $24.0 billion in volume in 2013, up 204% from 2012.

Full year 2013 origination revenue was $712 million, up from $487 million in 2012 as Nationstar significantly increased its origination volume. Origination pretax income was $60 million in 2013, down from $262 million in 2012 as Nationstar managed through interest rate volatility and capacity reductions in the second half of 2013. Origination revenue was $45 million in the fourth quarter 2013, with a pretax loss of $143 million as Nationstar reconfigured its operations.

Origination expenses decreased during the quarter due to our capacity reductions in our originations business. Nationstar incurred $15 million in one-time expenses in the quarter related to these reductions.

Conference Call Webcast and Investor Presentation
Chief Executive Officer, Jay Bray, and Chief Financial Officer, David Hisey, will host a conference call for investors and analysts to discuss Nationstar’s fourth quarter 2013 results and other general business matters at 9:00 a.m. ET on Thursday, February 27, 2014. To listen to the event live or in an archive which will be available for 14 days, visit Nationstar's website at http://investors.nationstarholdings.com. The conference call will also be accessible by dialing 877-415-3186, or 857-244-7329 internationally. Please use the participant passcode 78785950 to access the live conference call. An investor presentation will also be available at http://investors.nationstarholdings.com.

Non-GAAP Financial Measures
This disclaimer applies to every usage of “Adjusted EBITDA” or “AEBITDA”, “Pro forma Earnings per Share” or “Pro Forma EPS”, "Pro Forma Pretax Income" and “Servicing Fee Income before fair value adjustments” in this release. Adjusted EBITDA is a key performance metric used by management in evaluating the performance of our segments. Adjusted EBITDA represents our Operating Segments' income (loss), and excludes income and expenses that relate to the financing of our senior notes, depreciable (or amortizable) asset base of the business, income taxes, and exit costs from our restructuring and certain non-cash items. Adjusted EBITDA also excludes results from our legacy asset portfolio and certain securitization trusts that were consolidated upon adoption of the accounting guidance eliminating the concept of a qualifying special purpose entity. Pro-forma EPS is a metric that is used by management to exclude certain non-recurring items in an attempt to provide a better earnings per share comparison to prior periods. Pro forma Q4’13 EPS excludes certain expenses related to the acquisition of the $200 billion servicing portfolio from Bank of America and other transaction related expenses. These expenses include the advance hiring of servicing and originations staff, recruiting expenses, travel, licensing and legal expenses. Pro forma pretax income is a metric that is used by management to exclude certain non-recurring items in an attempt to provide a better earnings per share comparison to prior periods. Servicing fee income before fair value adjustments is a metric that is used by management in an attempt to provide a better sense of the servicing fee income prior to any changes in the fair value of servicing assets. Servicing fee income before fair value adjustments excludes fair value adjustment due to valuation inputs or assumptions for mortgage servicing rights and excess spread financing, and the fair value adjustment due to other changes in fair value for mortgage servicing rights and excess spread financing.

3

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in thousands, except per share data)

	Three months ended			Twelve months ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Revenues
Servicing fee income	$281,624	$341,679	$145,496	$1,084,208	$462,495
Other fee income	113,137	84,203	12,070	300,014	34,656
Total fee income	394,761	425,882	157,566	1,384,222	497,151
Gain on mortgage loans held for sale	25,659	205,956	175,048	702,763	487,164
Total revenues	420,420	631,838	332,614	2,086,985	984,315

Total expenses and impairments	398,002	395,854	200,268	1,402,278	582,045

Other income (expense)
Interest income	51,273	63,903	30,406	197,220	71,586
Interest expense	(160,306)	(168,215)	(71,400)	(538,805)	(197,308)
Contract termination fees, net	—	—	15,600	—	15,600
Loss on equity investment	—	—	(13,244)	—	(14,571)
Gain (loss) on interest rate swaps and caps	675	400	708	3,132	(994)
Total other income (expense)	(108,358)	(103,912)	(37,930)	(338,453)	(125,687)

Income (loss) before taxes	(85,940)	132,072	94,416	346,254	276,583
Income tax expense (benefit)	(35,033)	50,187	30,657	129,200	71,296
Net income	(50,907)	81,885	63,759	217,054	205,287

Earnings per share:
Basic earnings per share	$(0.57)	$0.92	$0.72	$2.43	$2.41
Diluted earnings per share	$(0.56)	$0.91	$0.71	$2.40	$2.40
Weighted average shares:
Basic	89,475	89,477	89,173	89,415	85,328
Dilutive effect of stock awards	1,166	921	683	853	196
Diluted	90,641	90,398	89,856	90,268	85,524
Dividends declared per share	$—	$—	$—	$—	$—

4

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31, 2013	September 30, 2013	December 31, 2012
Assets		(unaudited)
Cash and cash equivalents	$441,902	$275,251	$152,649
Restricted cash	592,747	741,689	393,190
Accounts receivable	5,636,482	7,575,612	3,043,606
Mortgage loans held for sale	2,603,380	3,868,460	1,480,537
Mortgage loans held for investment, subject to nonrecourse debt - Legacy Assets, net	211,050	213,381	238,907
Reverse mortgage interests	1,434,506	1,225,866	750,273
Mortgage servicing rights	2,503,162	2,221,451	646,833
Property and equipment, net	119,185	110,199	75,026
Derivative financial instruments	123,878	292,320	152,189
Other assets	360,397	543,843	192,933
Total assets	$14,026,689	$17,068,072	$7,126,143

Liabilities and equity
Notes payable	$6,984,351	$10,003,832	$3,601,586
Unsecured senior notes	2,444,062	2,444,112	1,062,635
Payables and accrued liabilities	1,308,450	1,260,499	631,431
Derivative financial instruments	8,526	205,849	20,026
Mortgage servicing liabilities	82,521	82,521	83,238
Nonrecourse debt - Legacy Assets	89,107	92,099	100,620
Excess spread financing (at fair value)	986,410	946,614	288,089
Participating interest financing	1,103,490	996,255	580,836
Mortgage servicing rights financing liabilities	29,874	—	—
Total liabilities	$13,036,791	$16,031,781	$6,368,461

Total equity	989,898	1,036,291	757,682
Total liabilities and equity	$14,026,689	$17,068,072	$7,126,143

5

SERVICING SEGMENT - SERVICING FEE INCOME DETAIL
(dollars in thousands)

	Three months ended			Twelve months ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Total servicing fee income before MSR fair value adjustments	$311,531	$328,576	$176,489	$1,155,577	$540,926
Fair value adjustments due to valuation inputs or assumptions
Mortgage servicing rights	93,660	100,203	(1,169)	355,586	5,500
Excess spread financing	(44,455)	(3,964)	6,024	(148,852)	(16,418)
Net change in FV due to valuation inputs or assumptions	49,205	96,239	4,855	206,734	(10,918)
Fair value adjustments due to other changes in fair value (amortization)
Mortgage servicing rights	(72,676)	(85,946)	(24,263)	(297,128)	(73,742)
Excess spread financing	4,351	18,407	(11,657)	75,519	5,735
Net change in FV due to other changes in fair value (amortization)	(68,325)	(67,539)	(35,920)	(221,609)	(68,007)
Servicing fee income	292,411	357,276	145,424	1,140,702	462,001
Other fee income	87,655	61,036	14,078	238,144	35,133
Total fee income	$380,066	$418,312	$159,502	$1,378,846	$497,134

PRO FORMA EARNINGS PER SHARE RECONCILIATION
(dollars and shares in thousands, except per share data)

	Three months ended			Twelve months ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Net income	$(50,907)	$81,885	$63,759	217,054	205,287
Income taxes	(35,033)	50,187	30,657	129,200	71,296
Income before taxes	(85,940)	132,072	94,416	346,254	276,583
Ramp expenses	—	25,069	—	67,020	—
Other one-time expenses	51,328	—	—	51,328	8,024
Pro forma pretax income	(34,612)	157,141	94,416	464,602	284,607

Income taxes (using respective quarter's tax rate)	14,087	(59,713)	(35,878)	(175,487)	(85,346)
Pro forma income	(20,525)	97,428	58,538	289,115	199,261

Average share count (pro forma 2012 full year)	90,641	90,398	89,856	90,268	89,355

Pro forma EPS	$(0.23)	$1.08	$0.65	$3.20	$2.23

6

AEBITDA RECONCILIATION
(dollars in thousands, except per share data)

	Three months ended			Twelve months ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Net income	$(50,907)	$81,885	$63,759	$217,054	$205,287
Plus:
Net loss from Legacy Portfolio and Other	18,409	11,683	2,189	45,248	20,483
Income tax expense	(35,033)	50,187	30,657	129,200	71,296
Net income from Operating Segments	$(67,531)	$143,755	$96,605	391,502	297,066
Adjust for:
Interest expense from unsecured senior notes	50,502	46,136	24,165	166,402	63,879
Depreciation and amortization	8,814	6,338	3,107	23,869	8,880
Change in fair value of mortgage servicing rights	(20,984)	(14,257)	25,432	(58,458)	68,242
Amortization/accretion of reverse mortgage servicing	—	(92)	(1,844)	(642)	(5,120)
Restructuring Costs	12,078	—	—	12,078	—
Share-based compensation	2,434	2,416	2,675	10,547	14,045
Fair value changes on excess spread financing	40,104	(14,443)	5,633	73,333	10,684
Fair value changes in derivatives	—	(187)	(813)	(1,466)	(1,237)
Ineffective portion of cash flow hedge	(390)	—	—	(544)	—
Adjusted EBITDA	$25,027	$169,666	$154,960	$616,620	$456,439
Adjusted EBITDA per share	$0.28	$1.88	$1.72	$6.83	$5.34
Earnings per share	$(0.56)	$0.91	$0.71	$2.40	$2.40

7

SEGMENT INCOME STATEMENT & AEBITDA RECONCILIATION
(dollars in thousands)

	For quarter ended December 31, 2013
	Servicing	Origination	Operating	Legacy	Eliminations	Total

Revenues
Servicing fee income	292,411	—	292,411	474	(11,261)	281,624
Other fee income	87,655	25,437	113,092	45	—	113,137
Total fee income	380,066	25,437	405,503	519	(11,261)	394,761
Gain on mortgage loans held for sale	4,860	19,145	24,005	(9,218)	10,872	25,659
Total revenues	384,926	44,582	429,508	(8,699)	(389)	420,420
Total expenses and impairments	216,709	172,595	389,304	8,698	—	398,002
Other income (expense)
Interest income	23,952	21,777	45,729	5,155	389	51,272
Interest expense	(117,569)	(36,285)	(153,854)	(6,452)	—	(160,305)
Loss on interest rate swaps and caps	390	—	390	285	—	675
Total other income (expense)	(93,227)	(14,508)	(107,735)	(1,012)	389	(108,358)
Income before taxes	74,990	(142,521)	(67,531)	(18,409)	—	(85,940)
Interest expense on corporate notes	35,717	14,786	50,503	—	—	50,503
MSR valuation adjustment	(20,984)	—	(20,984)	—	—	(20,984)
Excess spread adjustment	40,104	—	40,104	—	—	40,104
Depreciation & amortization	6,008	2,806	8,814	1,115	—	9,929
Stock-based compensation	1,738	696	2,434	—	—	2,434
Fair value adjustment for derivatives	—	—	—	(285)	—	(285)
Restructuring charge	8,594	3,484	12,078	795	—	12,873
Hedge ineffectiveness	(390)	—	(390)	—	—	(390)
ADJUSTED EBITDA	$145,777	$(120,750)	$25,027	$(16,784)	$—	$8,243

Pretax income (loss)	74,990	(142,521)	(67,531)	(18,409)	—	(85,940)
Ramp expenses	36,740	14,588	51,328	—	—	51,328
Pro forma pretax income (loss)	111,730	(127,933)	(16,203)	(18,409)	—	(34,612)

Earnings per share - Diluted						$(0.56)
Pretax income per share	$0.83	$(1.57)	$(0.75)	$(0.20)	$—	$(0.95)
AEBITDA per share	$1.61	$(1.33)	$0.28	$(0.19)	$—	$0.09

8

SEGMENT AEBITDA AND PRO FORMA PRETAX INCOME RECONCILIATION
(dollars in thousands)

	For quarter ended September 30, 2013
	Servicing	Origination	Operating	Legacy	Total

Adjusted EBITDA	141,056	28,610	169,666	(11,324)	158,342

Interest expense on corporate notes	(33,520)	(12,616)	(46,136)	(3)	(46,138)
MSR valuation adjustment	14,257	—	14,257	—	14,257
Excess spread adjustment	14,443	—	14,443	—	14,443
Amortization of mortgage servicing obligations	92	—	92	—	92
Depreciation & amortization	(4,106)	(2,232)	(6,338)	(657)	(6,995)
Stock-based compensation	(1,542)	(874)	(2,416)	(6)	(2,422)
Fair value adjustment for derivatives	93	—	93	307	400
Hedge ineffectiveness	94	—	94	—	94
Pretax income (loss)	130,867	12,888	143,755	(11,683)	132,072
Income tax					50,187
Net income (loss)					81,885

Pretax income (loss)	130,867	12,888	143,755	(11,683)	132,072
Ramp expenses	17,124	7,945	25,069	—	25,069
Pro forma pretax income (loss)	147,991	20,833	168,824	(11,683)	157,141

Earnings per share					$0.91
Pretax income per share	$1.45	$0.14	$1.59	$(0.13)	$1.46
AEBITDA per share	$1.56	$0.32	$1.88	$(0.13)	$1.75

	For quarter ended December 31, 2012
	Servicing	Origination	Operating	Legacy	Total

Adjusted EBITDA	66,878	88,082	154,960	(1,927)	153,033

Interest expense on corporate notes	(19,959)	(4,206)	(24,165)	—	(24,165)
MSR valuation adjustment	(25,432)	—	(25,432)	—	(25,432)
Excess spread adjustment	(5,633)	—	(5,633)	—	(5,633)
Amortization of mortgage servicing obligations	1,844	—	1,844	—	1,844
Depreciation & amortization	(2,020)	(1,087)	(3,107)	(155)	(3,262)
Stock-based compensation	(1,576)	(1,099)	(2,675)	(2)	(2,677)
Fair value adjustment for derivatives	813	—	813	(105)	708
Hedge ineffectiveness	—	—	—	—	—
Pretax income (loss)	14,915	81,690	96,605	(2,189)	94,416
Income tax					30,657
Net income (loss)					63,759

Pretax income (loss)	14,915	81,690	96,605	(2,189)	94,416
Ramp expenses	—	—	—	—	—
Pro forma pretax income (loss)	14,915	81,690	96,605	(2,189)	94,416

Earnings per share					$0.71
Pretax income per share	$0.17	$0.91	$1.08	$(0.02)	$1.05
AEBITDA per share	$0.74	$0.98	$1.72	$(0.02)	$1.70

9

SEGMENT AEBITDA AND PRO FORMA PRETAX INCOME RECONCILIATION
(dollars in thousands)

	For year ended December 31, 2013
	Servicing	Origination	Operating	Legacy	Total

Adjusted EBITDA	496,315	120,306	616,621	(42,954)	573,667

Interest expense on corporate notes	(120,849)	(45,552)	(166,401)	(3)	(166,404)
MSR valuation adjustment	58,458	—	58,458	—	58,458
Excess spread adjustment	(73,333)	—	(73,333)	—	(73,333)
Amortization of mortgage servicing obligations	642	—	642	—	642
Depreciation & amortization	(16,085)	(7,784)	(23,869)	(2,745)	(26,614)
Stock-based compensation	(6,710)	(3,837)	(10,547)	(27)	(10,574)
Fair value adjustment for derivatives	1,465	—	1,465	1,277	2,742
Restructuring Charges	(8,594)	(3,484)	(12,078)	(795)	(12,873)
Hedge ineffectiveness	545	—	545	—	545
Pretax income (loss)	331,854	59,649	391,503	(45,248)	346,254
Income tax					129,200
Net income (loss)					217,054

Pretax income (loss)	331,854	59,649	391,503	(45,248)	346,254
Ramp expenses	81,431	36,917	118,348	—	118,348
Pro forma pretax income (loss)	413,285	96,566	509,851	(45,248)	464,602

Earnings per share					$2.43
Pretax income per share	$3.68	$0.66	$4.34	$(0.50)	$3.84
AEBITDA per share	$5.50	$1.33	$6.83	$(0.48)	$6.36

	For year ended December 31, 2012
	Servicing	Origination	Operating	Legacy	Total

Adjusted EBITDA	181,228	275,212	456,440	(18,215)	438,225

Interest expense on corporate notes	(57,724)	(6,155)	(63,879)	—	(63,879)
MSR valuation adjustment	(68,242)	—	(68,242)	—	(68,242)
Excess spread adjustment	(10,684)	—	(10,684)	—	(10,684)
Amortization of mortgage servicing obligations	5,120	—	5,120	—	5,120
Depreciation & amortization	(6,124)	(2,756)	(8,880)	(740)	(9,620)
Stock-based compensation	(9,449)	(4,597)	(14,046)	703	(13,343)
Fair value adjustment for derivatives	1,237	—	1,237	(2,231)	(994)
Pretax income (loss)	35,362	261,704	297,066	(20,483)	276,583
Income tax					71,296
Net income (loss)					205,287

Pretax income (loss)	35,362	261,704	297,066	(20,483)	276,583
Ramp expenses	—	—	—	—	—
Pro forma pretax income (loss)	35,362	261,704	297,066	(20,483)	276,583

Earnings per share					$2.40
Pretax income per share	$0.41	$3.06	$3.47	$(0.24)	$3.23
AEBITDA per share	$2.12	$3.22	$5.34	$(0.21)	$5.12

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About Nationstar Mortgage Holdings Inc.

Based in Lewisville, Texas, Nationstar offers servicing, origination, and real estate services to financial institutions and consumers. Nationstar is one of the largest servicers in the United States and operates an integrated loan origination business that mitigates servicing portfolio run-off and improves credit performance for loan investors. Our Solutionstar business unit offers asset management, settlement, valuation and processing services. Additional corporate information is available at www.nationstarholdings.com.

Forward Looking Statements

Any statements in this presentation that are not historical or current facts are forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: estimates of our servicing segment’s growth and profitability; estimates of our origination’s segment’s profitability; property management sales in 2014; estimates of fiscal year 2014 revenue; profitability through our fee-services business. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of our most recent annual and quarterly reports and other required reports as filed with the SEC, which are available at the SEC’s website at http://www.sec.gov. Certain amounts included in this presentation are presented strictly for illustrative purposes, and such amounts should not be viewed as a representation regarding management’s expectations or actual results. Management’s expectations and actual results could differ materially from statements made for illustrative purposes.

No Reliance, No Update and Use of Information

The information in the presentation is provided to you as of February 27, 2014, and Nationstar does not intend to update the information after its distribution, even in the event that the information becomes materially inaccurate. Certain information contained in this presentation includes calculations or figures that have been prepared internally and have not been audited or verified by a third party. Use of different methods for preparing, calculating or presenting information may lead to different results and such differences may be material.

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